Exhibit 99.1

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Hi Everyone, this is Eldad Eilam, President and CEO of GraphOn. Actually, for those of you who have followed us in the past, I’m happy to report that as of today the company has been officially renamed hopTo, and our symbol has been changed to HPTO.

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Before we talk about hopTo, I need to remind you all that this discussion contains forward looking statements.   These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements.  At the end of this podcast, I will list some of the factors that can cause such differences.  Please listen to entire podcast, including our discussion of forward looking statements.

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Before we jump into the hopTo presentation, here is a high level financial profile.  Our trailing twelve month revenue as of June 30, 2013 was approximately $6.4 million. That revenue was entirely generated from hopTo’s legacy remote application access product called Go-Global.  For the foreseeable future, we expect the revenue contribution from GO-Global to be stable around the $6 million annual level. This cash flow has been used to fund the development of the hopTo product platform, the company’s intellectual property strategy, and the substantial overhead of running a public company…allowing us keep our burn rate relatively low, currently around $300k/month.  The current burn is based on zero revenue contribution to date from hopTo.  We believe the new management team and board of directors, having only been fully in place less than 18 months ago, has efficiently managed our working capital in resetting the company’s strategic direction…..and will continue to run the company with a firm focus on efficient capital management.

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With hopTo, we have taken a different approach to the mobile productivity space versus those developers creating “single point” apps and solutions.  We are about to launch what we define as a Productivity Workspace for Mobile.

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In the past couple of decades, the PC has been synonymous with productivity. It was the undisputed king of the hill when it came to creating, editing, and sharing documents.

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But there is no mistaking it – the PC era is over. It is being replaced by a new crop of mobile devices. This is a form-factor revolution that brought us devices that can be used no matter where we are located. Devices that, unlike the PC, are usable even when you’re standing at the airport, waiting for the bus, or even laying in bed. Sure, the sit-upright in front of a 30 inch monitor form factor will always be with us to some extent, but there’s no denying that the dominance of the PC as a software platform, is over.

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Early on (that is, three long years ago, when the iPad arrived)… tablets were perceived primarily as content consumption devices. Nowadays, there are countless data points that prove that people are TRYING to be productive on their tablets. They are trying to read and edit documents, collaborate, share, etc. Mobile app stores are littered with word processors, spreadsheets, and so on, not to mention the ever-present keyboard attachments to tablets seen in meetings rooms worldwide.

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But creating a “PC strength” productivity experience on a mobile device is not easy.  With Microsoft being the most visible example of the challenges……as they attempt to evolve their dominant PC productivity franchise to a mobile first, mobile centric world. There have been several other attempts thus far to bring PC strength productivity to mobile.  These include new native iOS/Android productivity apps, functionally limited web services like Office 365, or through legacy remote access applications like Citrix GoToMyPC, …..these all represent the very early stages of where mobile productivity needs to go to drive the Post-PC era to the next level……the level where you can truly replace your PC or Mac with a tablet.  With hopTo, we believe users will discover an obvious leap forward in the convergence of the power of the PC with a native mobile user experience.

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As evidence of people wanting to be productive on their tablets, NATIVE productivity apps such as  Numbers, Pages, QuickOffice and Good for Enterprise (from Good technology) have generated tens of millions of downloads and some very real revenue figures.  QuickOffice, acquired by Google, last year, was rumored to have over 2 million paid users at a $19.99 price point. Byte Squared, another MS Office – Compatible Suite like QuickOffice--was recently acquired by Citrix.  While these first wave of productivity apps are helping drive the early adoption of tablets as potential PC replacements……it is important to understand they are limited in a number of important ways….

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Here is one example of the execution challenge that plagues the new, native mobile productivity apps…they have serious compatibility issues in supporting the billions and billions of existing documents that have been created, and continue to be created, with proprietary standards from the PC era. Here is a real world example of a Powerpoint slide viewed in the mobile app Documents-to-Go (which is an iOS/Android mobile document viewer/editor).  As you can see, the slide was not rendered properly by the app. This happens because the file formats used by tools such as Word, Excel, and PowerPoint are proprietary formats owned by Microsoft. Products such as Documents-To-Go need to somehow make themselves compatible with Microsoft Office. Sometimes it works, sometimes it doesn’t…And compatibility is not the only challenge.  To start with, the new native mobile apps also only offer a fraction of the features/functionality of the business/productivity apps we are used to on our Windows and Mac powered desktops and laptops.

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The alternative to taking a new, native approach to mobile productivity is to rely on existing, proven platforms.  This remote access approach succeeds in delivering the full horsepower of the proven platform and apps….delivered to the mobile device from a PC or cloud server, and provides 100% document compatibility, as well as the rich feature sets users have come to expect on the PC.  The status quo is driving new growth for enterprise incumbents such as Citrix and VMWare, products such as Parallels Access, and start ups like CloudOn, as prosumers who are bringing their devices to work and forcing the issue, seek to “mobilize” their desktop/legacy applications.  But the status quo approach has serious user experience and performance challenges on the mobile device.  Basically, these remote access solutions use a technique called “screen scraping”….This mostly produces a “what you see on your PC, is what you get on your tablet” type user experience.  In other words, the UI that you are forced to navigate through on your tablet was created for a large screen, keyboard and mouse, then squeezed into the smaller display and modified a bit in a desperate attempt to make it usable on the tiny touch screen.

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In a mobile centric world, the status quo user experience doesn’t apply. Tablets have only been around for three years, and are already approaching 200 million units in projected annual sales.  It took the PC 27 years to reach this rate of annual unit sales.  What I find mind blowing, is that in 2013, tablet shipments are expected to exceed PC unit sales, with PC unit sales actually declining much more rapidly than anticipated – expecting 14% decline in 2013. Clearly a portion of the tablet growth phenomenon is coming at the expense of PC’s.  This wave is driving a “mobile first” mindset in the industry, where new products are predominantly designed around mobile devices, and developers of legacy software are struggling to transition to mobile.

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So let me summarize what we have just discussed, the strengths and shortcomings of the two current approaches to bringing business productivity to mobile devices.  The native mobile apps specifically built for iOS or Android (such as Numbers and Pages), and Browser based apps (Office 365 as an example) are on the left side.  And on the right side, the remote access approach that basically “serves” the “desktop” legacy app from a PC host to the remote device.  Our hopTo Workspace has been innovated and architected as a “hybrid” of the two approaches….  Leveraging the clear strengths of each approach, without any of the compromises and limitations… driving a convergence of desktop-strength apps with a native mobile user interface and experience.   It’s the best of both worlds.

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So finally, what is hopTo?  From a high level, underlying technology perspective, it combines the best of the two approaches we just discussed.  But that is not what the user will know.   What the hopTo user will see and experience is what we define as a “mobile productivity workspace”.  At a very basic level, you can think about this workspace as analogous to the “desktop” on a PC….however one that is re-imagined, designed, and executed 100% “mobile first”.  hopTo is much, much more than just another remote access solution like the ones that many of you have probably used and are paying real money for.  hopTo transforms your iPad from a mere app launcher with no organizing framework for your documents, into a mobile desktop, an organizing framework for all your apps, files, photos, documents no matter where they reside.   With centralized file management, a multi-tasking user experience, universal search….it is your tablet top.  With hopTo serving as your mobile workspace, you can access documents from any cloud storage service such as Box or DropBox, or even your home or work PC or Mac, edit those documents flawlessly within our deeply “mobilized” user interface, track changes if you are collaborating, and with one or two gestures or touches, save and share them anywhere you choose……and you don’t need to remember where you keep each file…because hopTo’s aggregated view of all of your content reaches seamlessly across all those silos.  Your hopTo powered workspace delivers much of the “productivity power” that you have grown accustomed to on your PC or Mac …including a multi-tasking, single pane view, versus the single app centric view of today’s iPad experience (which Microsoft mocks in their TV ads).

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Here’s one recent Microsoft ad that takes a stab at the iPad for lacking multitasking and Office capabilities.

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While Microsoft’s points are definitely somewhat relevant, hopTo completely changes the equation for the iPad.  Let me tell you a bit more about it.  hopTo delivers an end-to-end mobile workspace functionality within a beautifully designed, intuitively simple, user experience that has been created and optimized for the touch driven, small display of a tablet…..giving you full access to your data and applications, wherever the live…..whether  in the cloud or on your PC or Mac.  Here is a screenshot of one tab open within the workspace.

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Just to give you an idea, here is our Orbit Menu, allowing one touch access to common operations. For example, it provides a one-touch-email feature that our beta users absolutely love. This is just one example of how we are reinventing the concept of the desktop with a “mobile first” mindset.

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Not a “diluted” version of MS Word, or a so-called “Word Compatible” substitute.  This is the real MS Office, with all the features and functionality you are accustomed to on your desktop, re-imagined as a native, mobile first, user experience. Nothing about it “feels” like a legacy app. The document scrolls smoothly, like any native iPad app, and all of the interface elements are brand new, and touch-centric. This is something no one else does today, as far as we know.

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A screen shot of MS Excel, beautifully executed within the hopTo workspace.  Notice the large, touch optimized formula bar. In Excel, we take advantage of the touch screen to give you context sensitive keyboards so that depending on the cell type you will get an accounting-style numeric keyboard, a regular text keyboard, etc.

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The reason for just the version 1.0 screen shots today, and not a full 2.0 demo, is that we are in stealth mode in front of the launch of hopTo 2.0. The key blogger and influencers will be the first to exclusively see the product as we build buzz into the launch.  In fact, we will be taking our 1.0 beta product off the app store soon as part of the launch program. Our beta was successful in driving important changes in our prior assumptions and thinking.  The most important takeaway was to refine our definition and execution of the “workspace” concept, versus being viewed as just another remote access, MS Office “workaround”, solution for the iPad.  The iPad lacks a true, centralized document or file aggregation/management capability. It is simply an app launcher.  The hopTo workspace provides this missing function.

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hopTo 2.0 for consumer will leverage the App Store and its already massive user base. However we want to be smart about how we reach out to users. We need to create visibility and lots of impressions within our target user base….We have in place the resources to execute an aggressive launch.  We have a great PR firm that has executed multi-million user ramp-ups.  We have hired product and marketing talent that have successfully executed marketing campaigns in our space, successfully reaching millions of users. We have gone to school on some of the most successful campaigns out there (such as DropBox's referral program). We know that there cannot be any upfront cost for the hopTo workspace and everyone has to have the ability to try it out for free.  And we have planned our capital to be able to keep the hopTo workspace free for an extended period of time as needed.

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Leveraging partners is a key part of the GTM plan.   We are working hard to seed an initial “prosumer”/SMB partner eco-system and as you might expect we already have conversations underway.  Once we are launched, we expect activity to accelerate.  We know that the cloud storage players collectively have well over 100 million users, and each in their own right is a natural partner.  They have all, to varying degrees, begun integrating productivity apps into their offerings, through partnerships and acquisitions, particularly in mobile, in order to differentiate their user value propositions from their basic storage roots.  We believe hopTo maps nicely into this trend.  We also believe the legacy PC OEMs should view hopTo as a potential strategic partner in helping them navigate their transition to tablets, while keeping the standard PC relevant as a Personal Cloud platform seamlessly accessed by the user’s tablet, through the hopTo “mobile first” UI/UX. hopTo for Small Business will follow shortly after our 2.0 consumer launch, adding additional administrative and security features and functions to hopTo 2.0.  We expect the cloud storage partners mentioned here to help drive us into this space, which overlaps greatly with the consumer/prosumer BYOD base.   Our roadmap calls for an enterprise class version sometime in the second half of 2014.  This is a longer sales cycle in terms of securing the business development partnerships, and customer sales cycle typically requires a POC process.  But we certainly believe it’s possible that prospective enterprise partners and users may see the value sooner…..with hopTo being positioned as the UX that “sits on top of their stack”.

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So coming full circle back to the massive, rapidly growing tablet installed base, we offer this very simple sizing exercise.  We start with an installed base of 325 million units, based on Forester’s year end 2013 tablet installed base numbers, and assume iPad is 35% of the total.  For now we assume that 75% of all iPad users are consumers. Analysts predict that this will be more balanced between consumers and business users by 2015.   Out of this 75% we believe that 65% have purchased business and productivity apps.  So eliminating those iPads used mostly to watch movies and play Angry Birds, this puts our target market today at roughly 56 million potential hopTo users….growing at the healthy double digit rates seen in the Forrester graph earlier.  Interestingly, if you were to add up all of the users collectively reported or estimated by all the productivity app and remote access products, you would get a number far in excess of 56 million.  This tells us that people likely use or have used two or more of these products.  Which we believe is evidence that users are still in search of a better way to do productivity.  I know I have downloaded and used over a dozen of these solutions.  They are all basically what we call “insurance policies”….meaning they are going to be used only in case I am without my MacBook, but not a reason yet to leave my Mac at home.  So overall a huge and growing market...and again this is just iPad…..this doesn’t include Android tablets that Forrester claims make up most of the 65% market share of that 325 million installed base.….

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Applying various penetration rates to the targeted 56 million potential users gives you the following user numbers.  Again this is just iPad.  Android tablets sales are growing faster than iPad and are expected to make up 70% of the installed base going forward.  Android support is squarely in our roadmap. We believe these user numbers, including the aggressive case, are reasonable and hopefully very conservative, particularly when considering that there are many existing productivity apps in our space, or loosely in our space, that have generated user numbers in excess of our aggressive case here, within a year of launch. Current market leaders in this category have millions of paying users, with in our opinion, far inferior solutions compared to ours.  Importantly, this is not a forecast.  We have highly detailed models on user acquisition scenarios, and various associated pricing models that we are working with.   But until we launch, many of the variables are just educated assumptions.  We expect to gain visibility within a few months after launch as to how this ramp is playing out.

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Over the next few years, the portion of this huge installed base represented by enterprise employees is expected to grow to 40% of the total pie.  The lines between consumers, prosumers, and business users are blurring, with the BYOD movement well under way.  We believe there is a large opportunity for software developers that can crack the code in delivering truly productive, “MOBILE FIRST” applications to the enterprise. At hopTo, we have a product roadmap that takes us from consumer to SMB to Enterprise……with the BYOD user, and eco-system partners, pulling us forward into these opportunities.

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While we won’t have time in this presentation to dive deeply into our IP approach, I can tell you that we view IP as highly strategic, and as such have been aggressive in creating an IP portfolio that is designed to provide the company with the credibility and leverage to develop successful business partnerships. In the past 18 months, hopTo has invested significant resources in intellectual property creation.  We have filed 139 patents since we started the program 18 months ago with new IP covering a range of claims in cross-platform displays, cloud data management and mobile user interfaces. We are happy to dive deeper into the IP piece in follow up conversations with anyone interested.

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Before closing, here’s one more legal comment added by our legal folks. The factors that may cause a material difference between our actual results and our current expectations and estimates include the fact that the success of our new products depends on, among other things, market acceptance of our hopTo product; our ability to manage the risks associated with new product introductions; our ability to timely and successfully develop and market new versions of hopTo; competition from both large software companies and from productivity app developers who seek to offer comparable solutions to hopTo; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other documents we have filed with the SEC.

So, that’s all I have for today, thanks for listening, and stay tuned for exciting news from us in the next few weeks!